EXHIBIT 3.4

BY-LAWS

OF

AVANGRID, INC.

Effective as of December 16, 2015

PREAMBLE

These by-laws of Avangrid, Inc., a New York corporation (the “Corporation”), effective as of December 16, 2015 (these “Bylaws”), are subject to, and governed by, the Business Corporation Law of the State of New York (the “BCL”) and the certificate of incorporation of the Corporation then in effect (the “Certificate of Incorporation”). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the BCL or the provisions of the Certificate of Incorporation, such provisions of the BCL or the Certificate of Incorporation, as the case may be, will control.

ARTICLE ONE. THE SHARE CAPITAL AND THE SHARES; SHAREHOLDERS

Section 1.1 The Share Capital: Records of Shareholder

1.	Share Capital. The authorized share capital of the Corporation may be increased or decreased by resolution of the board of directors of the Corporation (the “Board”), subject to approval of any necessary amendment of the Certificate of Incorporation by the shareholders of the Corporation (the “Shareholders”) and the other requirements established for such events under the BCL.

2.	Record of Shareholders. The shares will be recorded in a book of registered shares kept at the office of the Corporation or at the office of its transfer agent or registrar, and the Board is entitled to issue an aggregate certificate to include all the shares held by any Shareholder as permitted under New York law.

Section 1.2 Shareholders

1.	Annual Meeting. The “Annual Meeting” of the Shareholders for the election of members of the Board (the “Directors”) and the transaction of such other business as may properly be brought before the meeting shall be held within or without the State of New York, at a location to be determined by the Board (including, without limitation, telephonically and/or by internet access), on such date and time as may be fixed by the Board.

2.	Written Consent of Shareholders Without a Meeting. Any action required to be taken at a meeting of the Shareholders, or any other action which may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shareholders having a right to vote thereon were present and voted. Prompt notice of the taking of the corporate action by the Shareholders without a meeting shall be given to those Shareholders who have not consented in writing.

3.

Special Meetings. A “Special Meeting” of the Shareholders may be called by the Chairman of the Board (the “Chairman”) or the chief executive officer of the Corporation (the “CEO”), and shall be called by the Chairman or the CEO at the written demand of a majority of the Directors then in office or Shareholder(s) then holding a majority of the outstanding voting shares of capital stock of the Corporation, and may not be called by any other person or persons. Any such call or demand shall state the purpose or purposes of the proposed meeting. Special Meetings shall be held at such place within or without the State of New York (including, without limitation, telephonically and/or by internet access) as may be specified in the notice thereof. At any Special Meeting only such business may be transacted which is set forth in the notice thereof, but any Special Meeting may be called and held in conjunction with an Annual Meeting of the Shareholders.

4.	Business at Meetings of the Shareholders. At any meeting of the Shareholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation’s notice of meeting, or (b) by or at the direction of the Board. The procedures referred to in clauses (a) and (b) of the immediately preceding sentence shall be the exclusive means for any person to submit business (other than Shareholder proposals properly submitted in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) to be considered or acted upon at a meeting of Shareholders.

5.	Record Date for Meetings and Other Purposes. For the purpose of determining the Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining Shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board may fix, in advance, a date as the record date for any such determination of Shareholders. Such date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is so fixed by the Board, (a) the record date for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is not given by reason of due waiver thereof, the day next preceding the day on which the meeting is held, and (b) the record date for determining shareholding for any other purpose shall be at the close of business on the day on which the resolution of the Board relating thereto is adopted. A determination of Shareholders of record entitled to notice of or to vote at any meeting of Shareholders, made in accordance with this Section, shall apply to any adjournment thereof, unless the Board fixes a new record date under this Section for the adjourned meeting.

6.

Notice of Meetings. Whenever Shareholders are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, unless it is the Annual Meeting, indicating that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a Special Meeting (including any such meeting to be held in conjunction with an Annual Meeting) shall also state the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given, personally, by electronic communications or by first class mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, such notice is given when deposited in the United States or other sovereign mail system, as appropriate, with postage thereon prepaid, directed to the Shareholder at its address as it appears on the record of Shareholders of the Corporation. When a meeting is adjourned to another time or place, it shall not be necessary to give any notice of the adjourned meeting, if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if after the adjournment the Board fixes a new record date for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record on the new record date entitled to notice under this Section.

7.	List of Shareholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the Shareholders a complete list of the Shareholders entitled to vote at the meeting of Shareholders (provided, however, if the record date for determining the Shareholders entitled to vote is less than ten (10) days before the meeting, the list shall reflect the Shareholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each Shareholders and the number of shares of each class of capital stock registered in the name of each Shareholder. Such list shall be open to the examination of any Shareholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Shareholder who is present. Except as otherwise provided by applicable law or the rules of the New York Stock Exchange (“NYSE Rules”), the stock ledger of the Corporation shall be the only evidence as to who are the Shareholders entitled to examine the stock ledger and the list of Shareholders entitled to vote in person or by proxy at any meeting of Shareholders.

8.	Waivers of Notice. Notice of any meeting of Shareholders need not be given to any Shareholder who submits a signed waiver of notice, in person or by proxy, whether before or after the meeting. The attendance of any Shareholder at a meeting, in person or by proxy, without protesting prior thereto or at its commencement the lack of notice of such meeting, shall constitute a waiver of notice by such Shareholder.

9.	Failure to Receive Notice. Failure to receive notice of any meeting shall not invalidate the meeting.

10.	Quorum at Meetings. Except as otherwise provided by law, the holders of a majority of the shares entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of the Shareholders for the transaction of any business, but the Shareholders present or represented by proxy may adjourn any meeting to another time or place despite the absence of a quorum, without notice other than announcement at the meeting, until a quorum shall be present or represented. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any Shareholders. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Shareholder of record entitled to vote at the meeting.

11.	Conduct of Meetings. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of the Shareholders as it shall deem appropriate. At any meeting of the Shareholders, the CEO, or in his or her absence or inability to act, the Secretary, or, in his or her absence or inability to act, the person whom the CEO shall appoint, shall act as chairman of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of the Shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) order of business for the meeting, (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting, (c) rules and procedures for maintaining order at the meeting and the safety of those present, (d) limitations on attendance at or participation in the meeting to Shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine, (e) restrictions on entry to the meeting after the time fixed for the commencement thereof, (f) limitations on the time allotted to questions or comments by participants, and (g) policies and procedures with respect to the adjournment of such meeting.

12.	Voting.

(a)	When a quorum is present at any meeting, unless otherwise required by applicable law, NYSE Rules or these Bylaws, the election of Directors and any advisory vote on the frequency of Shareholders votes related to the compensation of executives required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be decided by a plurality of the votes cast at a meeting in person or by proxy by the holders of shares entitled to vote therein. When a quorum is present at any meeting, unless otherwise required by applicable law, NYSE Rules or these Bylaws, any matter, other than the election of Directors and an advisory vote on the frequency of Shareholder votes related to the compensation of executives required by Section 14A(a)(2) of the Exchange Act, brought before any meeting of Shareholders shall be decided by the vote of the holders of a majority of the votes cast in person or by proxy in favor of such action by the holders of shares entitled to vote therein. For the avoidance of doubt, abstentions and broker non-votes will not be counted as votes cast for such purposes.

(b)	Unless otherwise provided by applicable law or in the Certificate of Incorporation, each Shareholder shall at every meeting of the Shareholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such Shareholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Shareholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of Shareholders need not be by written ballot.

13.	Inspectors. The Board, in advance of any meeting of Shareholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the Shareholders will vote at a meeting shall be determined by the person presiding at the meeting and shall be announced at the meeting. No ballot, proxies, votes or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless a New York State court upon application by a Shareholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of Shareholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

ARTICLE TWO. OFFICERS, AGENTS AND EMPLOYEES

Section 2.1 Structure of the Corporation’s Management

1.	The business and affairs of the Corporation will be managed under the direction of the Board. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by these Bylaws required to be exercised or done by the Shareholders.

2.	The Board may delegate all or some of the authorities delegable by law or these Bylaws to the officers, agents and employees of the Corporation. The officers of the Corporation shall include a CEO, Chief Financial Officer, Treasurer and Secretary, and may also include a Chairman, one or more vice presidents, and one or more assistant secretaries and such other officers as the Board may from time-to-time designate. The officers shall be appointed by the Board. The Board may also appoint other officers, agents and employees, who shall have such authority and perform such duties as may be prescribed by the Board. All officers shall hold office until such officer’s successor is elected or appointed by the Board or until such officer’s death, resignation or removal in the manner hereinafter provided. Any officer may resign at any time. Any two or more offices may be held by the same person. Any officer, agent or employee of the Corporation may be removed by the Board with or without cause. The appointment of any person as an officer, agent or employee of the Corporation shall not of itself create contract rights. The compensation of officers, agents and employees appointed by the Board shall be fixed by the Board, but this power may be delegated by the Board to any officer as to persons under his or her direction or control. The Board may require any officer, agent or employee to give security for the faithful performance of his or her duties. All officers as between themselves and the Corporation shall have such authority and perform such duties in the management of the Corporation as may be determined by the Board consistent with these Bylaws.

3.	Powers and Duties of the Chief Executive Officer. The CEO shall be appointed by the Board and shall have general organizational duties as shall be determined by the Board. Subject to the authority of the Board, the CEO may vote the shares or other securities of any other domestic or foreign corporation of any type or kind which may at any time be owned by the Corporation, may execute any Shareholders’ or other consents in respect thereof and may, in his or her discretion, delegate such powers by executing proxies or otherwise on behalf of the Corporation. The Board, by resolution from time to time, may confer like powers upon any other person or persons and may modify the powers of the CEO or any such other person.

4.	Powers and Duties of Vice Presidents. Each vice president shall have such powers and perform such duties as the Board or the CEO may prescribe.

5.	Powers and Duties of the Secretary. The Secretary shall have charge of the minutes of all proceedings of the Shareholders and of the Board. He or she shall attend to the giving of all notices to Shareholders and Directors. He or she shall have charge of the seal of the Corporation and shall attest the same by his or her signature whenever required. He or she shall have charge of the record of Shareholders of the Corporation, and of such other books and papers as the Board may direct. He or she shall have all such powers and duties as generally are incident to the position of Secretary or as may be assigned to him or her by the CEO or the Board.

6.	Powers and Duties of Assistant Secretaries. In the absence or inability of the Secretary to act, any assistant Secretary may perform all the duties and exercise all the powers of the Secretary. An assistant Secretary shall also perform such other duties as the Secretary or the Board may assign to him or her.

7.	Powers and Duties of Other Officers. The Board may appoint other officers and agents for any group, division or department into which the Corporation may be divided by the Board, with titles and powers as the Board may from time to time deem appropriate. All such officers and agents shall receive such compensation, have such tenure and exercise such authority as the Board may specify.

ARTICLE THREE. THE BOARD OF DIRECTORS

Section 3.1 Election, Number, Composition and Competencies of the Board of Directors

1.	Number and Election of Directors.

(a)	The number of Directors which shall constitute the whole Board shall initially be twelve (12) and hereafter be determined by resolution of the Board; provided, however, that no decrease in the number of Directors shall have the effect of shortening the term of an incumbent Director.

(b)	A minimum of three (3) Directors shall qualify as “independent directors” of the Corporation and Iberdrola, S.A. (the “Controlling Shareholder”) (assuming for such purpose that such Director is a Director of the Controlling Shareholder) under Section 301 of the Sarbanes-Oxley Act (or any successor rule), Rule 10A-3(b)(1) (or any successor rule) of the Securities and Exchange Act of 1934, and Rule 303A (or any successor rule) of the rules promulgated the New York Stock Exchange which apply to issuers whose common stock is listed on the New York Stock Exchange (the “Independent Directors”). The membership of the Board will at all times comply with the requirements of applicable law and NYSE Rules.

(c)	Except as provided in Sub-section 2 of this Section below, the Directors shall be elected at the Annual Meeting of the Shareholders by a plurality of the votes cast in person or by proxy by the holders of shares entitled to vote therein and each Director elected shall hold office until his or her successor is elected and qualified, unless he or she shall resign, die, become disqualified or disabled, or otherwise be removed. Directors need not be Shareholders.

2.	Vacancies. Newly created directorships resulting from an increase in the number of Directors and vacancies occurring in the Board during the term of office, including, without limitation, the removal of Directors by the Shareholders or Director resignation, may be filled either by vote of the Directors or, if determined by the Board or requested (prior to the Board having filled any such vacancy) in writing by Shareholder(s) holding at least a majority of the outstanding voting shares of capital stock of the Corporation, by vote of the Shareholders. If the number of Directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by vote of a majority of the Directors then in office or by vote of the Shareholders.

3.	Resignation; Removal. A Director may resign from his or her office at any time by delivering his or her resignation in writing to the Corporation, and the acceptance of such resignation, unless required by the terms thereof, shall not be necessary to make such resignation effective. Any or all of the Directors may be removed, for cause or without cause, by vote of the Shareholders.

Section 3.2 Positions on the Board

1.	Chairman; Vice Chairman. The Board may elect, from among the Directors, a Chairman and, if so decided, one or more vice-chairmen (each, a “Vice Chairman”), to be proposed by the Chairman.

2.	Powers and Duties of the Chairman of the Board. The Chairman (if there be one) shall preside at all meetings of the Board at which he or she is present and shall perform such other duties as the Board may designate.

3.	Powers and Duties of the Vice Chairmen of the Board. Each Vice Chairman (if there be any) shall have such powers and perform such duties as the Board may prescribe. In the absence or disability of the Chairman, the Vice Chairman who has served in that capacity for the longest time and who shall be present and able to act, shall perform all the duties and exercise all the powers of the Chairman that flows from his or her capacity as Director.

Section 3.3 Meetings of the Board of Directors

1.	Meetings. Meetings of the Board, regular or special, may be held at any place within or without the State of New York (including, without limitation, telephonically and/or by internet access) as the Board from time to time may fix or as shall be specified in the respective notice or waivers of notice thereof. Any one or more members of the Board or of any committee thereof may participate in a meeting of such Board or committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at any such meeting of the Board or committee thereof. The Board may fix times and places for regular meetings of the Board and no notice of such meetings need be given. Special meetings of the Board may be called by the Chairman, any Vice Chairman or the CEO on two (2) days’ prior written notice to each Director by mail or forty-eight (48) hours’ prior notice to each Director either personally or by facsimile, telegram or electronic mail; special meetings shall be called by the Chairman, any Vice Chairman, the CEO or the Secretary, in like manner and on like notice, on the written request of two (2) Directors unless the Board consists of only one Director, in which case special meetings shall be called by the Chairman, the CEO or the Secretary in like manner and on like notice on the written request of the sole Director.

2.	Notice. Notice of each such meeting shall be given by the Secretary or by a person calling the meeting in accordance with these Bylaws to each Director in the manner provided in Sub-section 1 above. Notice of a meeting need not be given to any Director who submits a signed waiver of notice whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to him or her.

3.	Written Consent of Directors in Lieu of a Meeting. Any action required or permitted to be taken by the Board or any committee thereof may be taken without a meeting if all members of the Board or such committee consent in writing or by electronic submission to the adoption of a resolution authorizing such action. Each resolution so adopted and the written consents thereto by the members of the Board or such committee shall be filed with the minutes of the proceedings of the Board or such committee.

4.	Quorum and Voting. A majority of the entire Board shall constitute a quorum for the transaction of any business. Except as otherwise provided by law or the Certificate of Incorporation or these Bylaws, the vote of a majority of the entire Board shall be the act of the Board, but a majority of the Directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. No notice of any such adjournment need be given.

Section 3.4 Formalization of the Resolutions

1.	Minutes Book. The deliberations and the resolutions of the Board will be recorded in the minute book, and will be signed by the Chairman and the Secretary, or whosoever has the authority to act in their stead.

2.	Certifications. The certifications, total or partial, necessary to evidence the resolutions of the Board, will be issued and signed by the Secretary or an assistant Secretary, and countersigned by the Chairman or, as appropriate, a Vice Chairman.

Section 3.5 Committees of the Board of Directors

1.	Committees.

(a)	The Board shall establish and maintain (i) an Audit and Compliance Committee, (ii) an Unaffiliated Committee in accordance with the Shareholder Agreement dated December 16, 2015, between the Corporation and the Controlling Shareholder (the “Shareholder Agreement”) and (iii) any other committee required by applicable law or NYSE Rules.

(b)	The Board, by resolution adopted by a majority of the entire Board, may establish and maintain one or more committees composed of those designated from among its members. The Board may accordingly establish and maintain an Executive Committee to which it may delegate, unless otherwise decided by the Board, all the authorities of the Board, to the extent permitted by applicable law and provided that any of the authorities assigned to the Unaffiliated Committee (as defined in the Shareholder Agreement) or the Audit and Compliance Committee may not be so delegated.

2.	Members. Each committee will be composed of one or more Directors designated by the Board, with the favorable vote of a majority of the entire Board, and such positions will be renewed in the terms, manner and number as decided by the Board, which will also establish such committee’s rules of operation.

3.	Alternate Members. The Board may designate one or more eligible Directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.

4.	Powers. Subject to applicable law and NYSE Rules, any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

5.	Quorum; Procedures. Unless the Board or the applicable committee charter provides otherwise, at all meetings of such committee, a majority of the then-authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the then-authorized members of the committee shall be the act of the committee. A quorum, once established shall not be broken by the subsequent withdrawal or departure of Directors to leave less than a quorum. Each committee shall keep regular minutes of its meetings and report the same to the Board. Unless the Board otherwise determines, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to these Bylaws.

6.	Audit and Compliance Committee.

(a)	The Board shall establish a permanent Audit and Compliance Committee, made up of at least three Directors appointed by the Board, the composition of which will comply with applicable law and NYSE Rules.

(b)	The Audit and Compliance Committee may have a chairman and a secretary who will be appointed by the Audit and Compliance Committee.

(c)	The Directors who are members of the Audit and Compliance Committee will hold such post for as long as they remain as Directors of the Corporation, except as otherwise determined by the Board. The renewal, re-election and removal of the Directors who are members of the Committee will be determined from time to time by the Board.

(d)	The Corporation may have a “Compliance Division” that is an independent internal business unit functionally connected to the Audit and Compliance Committee. Any “Compliance Division” will have expertise in the field of regulatory compliance and the prevention and correction of illegal or fraudulent acts, as determined by the Board.

(e)	The Audit and Compliance Committee’s responsibilities may include the following activities, as determined by the Board:

1.	Oversee the Corporation’s internal audit department and report activities to the Board;

2.	Ensure the independence and effectiveness of each internal audit, provide guidance and approve action plans and propose to the Board the appointment or removal of any “Director of Internal Audit” or similar responsible person;

3.	Monitor the preparation and presentation of regulated financial information, assessing any proposal for changes in accounting policies and practices and internal control systems related to risks relevant to the Corporation, in order to identify the main risks that should be managed and disclosed;

4.	Analyze, together with the auditors, the significant weaknesses of the internal control system detected during the audit;

5.	Establish appropriate relationships with the auditors to receive information on any issues that may jeopardize their independence, for consideration by the Audit and Compliance Committee, and any other matters related to the audit process and other communications provided by law and auditing standards in the remaining audit. In any case, receive annually from the auditors written confirmation of their independence from the Corporation, as well as information on additional services of any kind provided to the Corporation by the auditors account, or by persons or entities related to them as required by applicable law or NYSE Rules;

6.	Issue annually, prior to the audit report, a report expressing an opinion on the independence of the auditors including during the provision of additional services referred to in the preceding paragraph;

7.	Receive information from the “Compliance Division” (if any) regarding any relevant matter relating to regulatory compliance and the prevention and correction of illegal or fraudulent acts;

8.	Review, through the “Compliance Division” (if any), policies and procedures of the Corporation to prove its effectiveness in preventing misconduct and identify any policies or procedures that are more effective in promoting ethical standards, for submission to the Board;

9.	Review and endorse the annual operating budget of the “Compliance Division” (if any), for submission to the Board, and confirm that the “Compliance Division” has the necessary human and material resources to carry out its functions, and ensure its independence and effectiveness;

10.	Approve the annual plan of activities of the “Compliance Division” (if any);

11.	Report on any proposed appointment of any Chief Compliance Officer; and

12.	Such other powers, if any, it has been assigned by the Board.

Section 3.6 Personal Interest

Subject to applicable law, no transaction entered into by the Corporation shall be affected by the fact that the Directors, their respective affiliates, or any of them, were personally interested in it, or solely because the interested Directors are present at or participates in the meeting of the Board or a committee thereof which authorizes such transaction, or solely because his, her or their votes are counted for such purpose; and every Director is hereby relieved from any disability which might otherwise prevent his or her, or any of his or her affiliates, contracting with the Corporation for the benefit of himself, herself, itself or of any firm, association or corporation in which he or she may be anywise interested or affiliated. Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee thereof which authorizes any such transaction. No Director shall be disqualified from voting or acting on behalf of the Corporation in contracting with any other firm, association or corporation in which he or she may be an affiliate, director, officer or shareholder, or may otherwise have an interest.

Section 3.7 Remuneration of the Directors

Subject to applicable law and NYSE Rules, Directors may receive compensation for their services as Directors in such form and amounts and at such times as may be prescribed from time to time by the Board or designated committee thereof. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid a fixed sum for attendance at each meeting of the Board or a stated salary as Director payable in cash, stock, stock options, or other compensation or a combination thereof. No such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement of expenses for attending committee meetings.

Section 3.8 Assistance of Experts

In performing his or her duties, a Director shall be entitled to rely on information, opinions, reports or statements including financial statements and other financial data, in each case prepared or presented by:

(a)	one or more officers or employees of the Corporation or any of its subsidiaries;

(b)	counsel, public accountants, or other persons as to matters which the Director believes to be within such person’s professional competence; or

(c)	a committee of the Board upon which he or she does not serve as to matters within its designated authority.

A request for the engagement of an expert will be made through the Chairman, who may make it conditional on authorization first being obtained from the Board, which may be denied by the Board.

ARTICLE FOUR. STOCK CERTIFICATES

Section 4.1 Stock Certificates

Upon written request, every holder of capital stock in the Corporation shall be entitled to have a certificate, signed by, in the name of the Corporation, the Chairman or a Vice Chairman, or the president or a vice-president, and by the Treasurer or an assistant Treasurer, or the Secretary or an assistant Secretary, certifying the number of shares owned by him, her or it in the Corporation; provided that the Board may provide by resolution or resolutions that some or all of the capital stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates such certificates shall be in a form approved by the Board. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 4.2 Lost Certificate

The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his her or its legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.3 Transfer of Shares

1.	Transfer Agent. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

2.

Transfer of Shares. Shares of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of shares shall be made on the books of the Corporation only by the person named as the holder thereof on the shares records of the Corporation, by such person’s attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the Treasurer, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

3.	Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of New York.

ARTICLE FIVE. MISCELLANEOUS

Section 5.1 Financial Year

The financial year of the Corporation will begin on January 1 of each year and close on December 31 of each year.

Section 5.2 Indemnification

1.	Indemnification. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation, while a Director or officer of the Corporation, as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against losses, costs and expenses (including, without limitation, fines, penalties and attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense, resolution or settlement of such Proceeding, if he or she acted in accordance with the Certificate of Incorporation and these Bylaws or otherwise acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and shall further indemnify him or her to the extent that a New York State court or the court in which such action or suit was brought may determine upon application that, despite any adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity which a New York State court or such other court shall deem proper; provided, however, that, except with respect to Proceedings to enforce rights to indemnification pursuant to this Section 5.2, the Corporation shall indemnify a Director or officer of the Corporation in connection with a Proceeding (or part thereof) initiated by him or her against the Corporation or any of its affiliates only if such Proceeding (or part thereof) was authorized by the Board.

2.	Advancement of Expenses. Expenses incurred by a person entitled to indemnification pursuant to Sub-section 1 above in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation pursuant to this Section 5.2.

3.	Other Indemnification. The indemnification and advancement of expenses provided by or granted pursuant to this Section 5.2 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall it be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

4.	Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Section 5.2.

5.	Successors. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.2 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

6.	Other Indemnitees. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to advancement of expenses, to any employee or agent of the Corporation to the maximum extent of the provisions of this Section 5.2 with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

7.	Construction. For the purposes of this Section 5.2, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its Directors, officers, employees or agents, so that any person who is or was a Director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 5.2 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

8.	Powers. This Section 5.2 shall be construed to give the Corporation the broadest power permissible by the BCL, as it now stands and as heretofore amended. Any amendment, modification or repeal of this Section 5.2 (or any part thereof) shall not adversely affect any right or protection of any person pursuant to this Section 5.2 in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 5.3 Amendments

These Bylaws may be adopted, amended or repealed by vote of the Shareholders.

Section 5.4 Seal

The seal of the Corporation shall be circular in form and contain the name of the Corporation, the words “Corporate Seal” and “New York” and the year the Corporation was formed in the center, or in such other form as may be approved from time to time by the Board. The Corporation may use the seal by causing it or a facsimile to be affixed or impressed or reproduced in any manner.

Section 5.5 Dividends

Dividends upon the capital stock of the Corporation may be declared by the Board at any regular or special meeting, pursuant and subject to applicable law. Dividends may be paid in cash, in property, in shares of the capital stock of the Corporation or out of any other assets of the Corporation legally available therefor, subject to the provisions of applicable law.

Section 5.6 Corporation Opportunities

To the maximum extent permitted from time to time under the laws of the State of New York, except as expressly provided in the Shareholder Agreement, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Directors or Shareholders, their respective affiliates or any firm, association or corporation in which any of them may be interested or affiliated. No amendment or repeal of this Section 5.6 shall apply to expand or have any effect that would expand the liability or alleged liability of any such Director, Shareholder or affiliate for or with respect to any business opportunities of which such Director, Shareholder or affiliate becomes aware prior to such amendment or repeal.

Section 5.7 Offices

The Corporation may have offices at such places, both within and without the State of New York, as the Board may from time to time determine or the business of the Corporation may require.

Section 5.8 Notices

1.	General. Whenever, under the provisions of applicable law or these Bylaws, notice is required to be given to any Director or Shareholder, it shall not be construed to mean personal notice, but such notice may be given in writing, personally, by overnight mail, telegram, facsimile, or electronic mail or by mail, addressed to such Director or Shareholder, at his or her or its address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given when by United States mail, at the time when the same shall be deposited in the United States mail, and upon delivery if personally delivered, sent via telegram, overnight mail, facsimile, or electronic mail.

2.	Waivers. Whenever any notice is required to be given under the provisions of applicable law or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Shareholders, Directors, or members of a committee need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

Section 5.9 Subject to Certificate of Incorporation

These Bylaws and the provisions hereof are subject to the terms and conditions of the Certificate of Incorporation (including any certificates of designations filed thereunder), and in the event of any conflict between these Bylaws and the Certificate of Incorporation, the Certificate of Incorporation shall control.

Section 5.10 Governing Law; Forum for Resolution of Disputes

1.	Governing Law. These Bylaws and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of New York, without regard to its conflict of laws principles or rules that would mandate the application of the laws of any other jurisdiction.

2.	Forum. Unless the Corporation expressly consents in writing to the selection of an alternative forum, the state courts of the State of New York located in New York County shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCL or the Certificate of Incorporation or these Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.